     Exhibit 99.1

Lexaria and Neutrisci Enter Cannabinoid Joint Venture

Kelowna, BC / April 10, 2017 / Lexaria Bioscience Corp (OTCQB:LXRP) (CSE:LXX) (the “Company”) and Neutrisci International Inc (“Neutrisci”) (TSX-V:NU, OTCQB:NRXCF, Frankfurt-1N9) have completed and signed the previously announced joint venture agreement (the “JV”) to produce and commercialize a line of healthy, sugar-free, edible cannabinoid mouth-melt products which will utilize Lexaria’s patented technology and Neutrisci’s proprietary pterostilbene tablet form factor.

The JV will be named Ambarii Trade Corporation (or similar) (“Ambarii”) and the initial operations will be fully and equally funded by both Lexaria and Neutrisci. Lexaria and Neutrisci will contribute their respective technologies to Ambarii by way of license agreement, and share profits derived from the JV on a 50/50 basis. While there are no immediate plans to do so, Ambarii will be structured in such a way as to allow for a potential future spin-off to be created which could provide value to shareholders of both Lexaria and Neutrisci.

Ambarii intends to secure licensees in California, Colorado and in Canada to manufacture and sell mouth-melt products containing THC. These products will combine the benefits of each of Lexaria’s and Neutrisci’s existing technologies and ingredient mixes. A licensed California entity is scheduled to manufacture and test a THC version of the products in June, 2017. In more developed legal markets such as California and Colorado, cannabis edibles often comprise 33% - 55% market share of all legal sold cannabis products, making high quality cannabis edibles vitally important to the marketplace.

Ambarii also intends to develop hemp oil based mouth-melt products for distribution through networks including Neutrisci’s existing network of retail distributors as well as other methods. Initial test production runs of the hemp oil variety pterostilbene based products has already achieved positive human focus group results.

“This JV signals a milestone advancement in the cannabis edibles marketplace with the advent of a novel line of healthy, sugar-free mouth-melt products,” commented Chris Bunka, Lexaria CEO. “Lexaria is excited to have reached this agreement to lever its patented palatability and absorption enhancing technology for these unique and promising new product offerings.”

Glen Rehman, President of NeutriSci stated, “We are thrilled to officially partner with Lexaria. This Agreement represents a giant leap forward for the development, sale and manufacturing of cannabis edibles. Ambarii will deliver an edible product that is not only highly effective, but also a healthy sugar free alternative with the benefits of pterostilbene. The Ambarii product line will be a world first, and will have high appeal to today’s health conscious medicinal and recreational users.”

Lexaria’s unique patented technology allows for more efficient and effective absorption of certain molecules such as cannabinoids, while simultaneously masking and at times even eliminating inherent strong flavours and/or odors typical of those molecules. Lexaria’s technology is extremely cost effective to implement and applicable to a wide spectrum of foods.

About Lexaria
Lexaria Bioscience Corp. is a food biosciences company with a proprietary technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also masking taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.
www.lexariabioscience.com

About NeutriSci
NeutriSci specializes in the innovation, production and formulation of nutraceutical products. Established in 2009, NeutriSci has focused on the development of several breakthrough nutraceutical products with an initial focus on areas such as heart and cholesterol health, sleep deprivation therapies, immune defense as well as men's prostate and sexual health. NeutriSci continues to build strong relationships and distribution channels for its BluScience™ and NeuEnergy™ products with retailers throughout the United States. NeutriSci is focusing efforts in strengthening sustainable sales models with Convenience, Chain Drug, and Mass Market and Supermarket retailers.
www.neutrisci.com

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the joint venture with Neutrisci will generate revenue nor provide any other benefit to Lexaria, or that the Company will experience any growth through participation in these sectors or as a result of the joint venture. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements, nor that Lexaria’s technology will deliver any improvement in taste or bioavailability with any reliability nor across any product category. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.